CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offerred	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
5.500% Medium-Term Notes, Series D Due March 15, 2016	$250,000,000	$26,750

(1)	Excludes accrued interest, if any.

(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, filing fees of $389,425.75 have already been paid with respect to unsold securities that were previously registered pursuant to Registration Statement Nos. 333-123240, 333-123240-01 and 333-123240-02 and have been carried forward. The $26,570 filing fee with respect to the 5.500% Medium-Term Notes, Series D Due March 15, 2016 sold pursuant to this registration statement is offset against those filing fees carried forward, and $148,855.75 remains available for future registration fees. No additional fee has been paid with respect to this offering.

Filed pursuant to Rule 424(b)(3) Registration No. 333-132469 333-132469-01 333-132469-02

Pricing Supplement No. 1, dated March 20, 2006, to the Prospectus, dated March 16, 2006, and the Prospectus Supplement, dated March 16, 2006.

$250,000,000

PRUDENTIAL FINANCIAL, INC.

5.500% MEDIUM-TERM NOTES, SERIES D

DUE March 15, 2016

The note being purchased has the following terms:

UNDERWRITERS AND PRINCIPAL AMOUNT:

Morgan Stanley & Co. Incorporated	$87,500,000
Wachovia Capital Markets, LLC	87,500,000
ABN AMRO Incorporated	12,500,000
BNP Paribas Securities Corp.	12,500,000
BNY Capital Markets, Inc.	12,500,000
Harris Nesbitt Corp.	12,500,000
Mellon Financial Markets, LLC	12,500,000
Williams Capital Group, L.P.	12,500,000

TOTAL	$250,000,000

STATED MATURITY: March 15, 2016

SPECIFIED CURRENCY: U.S. dollars

principal: U.S. dollars

interest: U.S. dollars

exchange rate agent: Not applicable

ORIGINAL ISSUE DATE: March 23, 2006

ORIGINAL ISSUE PRICE: 99.713%

UNDERWRITERS COMMISSION: 0.450%

NET PROCEEDS TO PRUDENTIAL FINANCIAL: 99.263% or $248,157,500

AMORTIZING NOTE: Not applicable

ORIGINAL ISSUE DISCOUNT NOTE: Not applicable

EXTENDIBLE NOTE: Not applicable

FORM OF NOTE:

master global form only: Yes

non-global form available:

CUSIP No. 74432QAJ4

ISIN No. US74432QAJ40

REDEMPTION AND REPAYMENT: Not applicable

INTEREST RATE IS FIXED: Yes

Annual Rate: 5.500%

DEFEASANCE APPLIES AS FOLLOWS:

full defeasance—i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor: Yes covenant defeasance—i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor: Yes

Use of Proceeds

We intend to use the net proceeds from the sale of the notes for general corporate purposes, including primarily a loan to one of our domestic subsidiaries.

Prudential Financial, Inc. estimates that the total offering expenses, excluding underwriting discounts and commissions paid to the underwriters, will be approximately $136,000.

Morgan Stanley	Wachovia Securities

                                                 ABN AMRO Incorporated

                                                                     BNP Paribas

                                                                                              BNY Capital Markets, Inc.

                                                                                                                           Harris Nesbitt Corp.

                                                                                                                                           Mellon Financial Markets, LLC

                                                                                                                                                               The Williams Capital Group, L.P.